UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Ellington Credit Company

Address of Principal Business Office (No. & Street, City, State, Zip Code):

53 Forest Avenue
Old Greenwich, Connecticut 06870

Telephone Number:	203-698-1200

Name and Address of Agent for Service of Process:

Laurence Penn
53 Forest Avenue
Old Greenwich, Connecticut 06870

With Copies to:

Richard Horowitz, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, NY 10036

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES ☒ NO ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in Old Greenwich, Connecticut, on the 1st day of April, 2025.

Ellington Credit Company

By:	/s/ Laurence Penn
Laurence Penn
Chief Executive Officer

Attest:

/s/ JR Herlihy
Name: JR Herlihy
Chief Operating Officer